Exhibit 99

Best Buy Reports Better-than-Expected Fourth Quarter Earnings
GAAP Diluted EPS Increased 37% to $1.91
Non-GAAP Diluted EPS Increased 27% to $1.95
Full Year GAAP and Non-GAAP Diluted EPS Increased 63% and 28% respectively

MINNEAPOLIS, March 1, 2017 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the fourth quarter (“Q4 FY17”) and year ended January 28, 2017 (“FY17”), as compared to the fourth quarter (“Q4 FY16”) and year ended January 30, 2016 (“FY16”). The company reported Q4 FY17 GAAP diluted earnings per share from continuing operations of $1.91, an increase of 37% from $1.39 in Q4 FY16. Non-GAAP diluted earnings per share from continuing operations for Q4 FY17 were $1.95, an increase of 27% from $1.53 in Q4 FY16.

	Q4 FY17	Q4 FY16	FY17	FY16
Revenue ($ in millions)[1]
Enterprise	$13,482	$13,623	$39,403	$39,528
Domestic segment	$12,338	$12,507	$36,248	$36,365
International segment	$1,144	$1,116	$3,155	$3,163
Enterprise comparable sales % change	(0.7)%	(1.7)%	0.3%	0.5%
Domestic comparable sales % change	(0.9)%	(1.7)%	0.2%	0.5%
Domestic comparable online sales % change	17.5%	13.7%	20.8%	13.5%
International comparable sales % change	0.9%	N/A	N/A	N/A
Operating Income:
GAAP operating income as a % of revenue	6.5%	5.7%	4.7%	3.5%
Non-GAAP operating income as a % of revenue	6.7%	5.9%	4.5%	4.0%
Diluted Earnings per Share (EPS):
GAAP diluted EPS from continuing operations	$1.91	$1.39	$3.74	$2.30
Non-GAAP diluted EPS from continuing operations	$1.95	$1.53	$3.56	$2.78
For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled "Reconciliation of non-GAAP Financial Measures".

“In the fourth quarter, we delivered Enterprise revenue of $13.5 billion, near the midpoint of our guidance range, improved our operating income rate by 80 basis points and delivered significantly higher-than-expected EPS growth. On a full year basis, we delivered the topline performance we outlined at the beginning of the year -- with materially better earnings than originally expected,” said Hubert Joly, Best Buy chairman and CEO.

Joly continued, “Our strong bottom-line performance in the fourth quarter was driven by a disciplined promotional strategy, continued optimization of merchandise margins and strong expense management. Domestically, we continued to gain share across the majority of categories and we believe, in aggregate. This was due to the quality of our assortment, a strong advertising and promotional cadence, and a superior customer experience across channels. At the same time, our revenue was hindered by unprecedented product availability constraints across multiple vendors and categories, only some of which were anticipated. Additionally, there was considerably weaker-than-expected demand in the gaming category. I am proud of what we were able to achieve this quarter and want to thank all of our associates for their hard work, dedication and customer focus.”

Joly continued, “Since the introduction of Renew Blue in November 2012, we have improved the operating performance of the business dramatically. We now feel it is time to call Renew Blue officially over and launch our strategy for the next phase of our journey: Best Buy 2020: Building the New Blue.

“In this next phase, we go from turning the company around to shaping our future and creating a company customers and employees love that continues to generate a superior return for our shareholders. We are driven by our purpose to help customers pursue their passions and enrich their lives with the help of technology. Our growth strategy is centered around three pillars, which are to (1) maximize the multi-channel retail business; (2) provide services and solutions that solve real customer needs; and (3) accelerate growth in Canada and Mexico. Fiscal 2018 is our first step in Building the New Blue and we are executing against four priorities: (1) explore and pursue growth opportunities around the pillars; (2) improve execution in key areas; (3) continue to reduce cost and drive efficiencies throughout the business; and (4) build the capabilities necessary to deliver on the first three priorities, which will involve making investments in people and systems,” Joly concluded.

Best Buy CFO Corie Barry commented, “For fiscal 2018, which is a 53-week year, we are expecting Enterprise revenue growth of approximately 1.5% and an operating income growth rate in the low single digits. On a 52-week basis, we are targeting approximately flat revenue and operating income.

“Our annual outlook is influenced by a number of factors, including expected share gains and the positive impact from our new initiatives, offset by our assumption that the industry growth will remain negative, similar to the last two years, and product availability issues will continue, particularly in the first half of the year. We are also expecting our investments and ongoing pressures in the business, including approximately $60 million of lower profit share revenue, to be offset by a combination of returns from new initiatives and ongoing cost reductions and efficiencies. We expect to continue to generate strong cash flow and return excess cash to shareholders. Today we announced a 21% increase in our dividend and a share repurchase plan that accelerates from $1 billion over two years to $3 billion over two years.”

Barry concluded, “Of course, our quarterly performance can fluctuate based on a number of factors including product cycles, inventory availability and industry dynamics. Our Q1 FY18 guidance reflects the softness we have seen reported so far this quarter in the NPD-tracked categories and continued softness in the mobile phone category due both to last year’s product recall and the assumption that new phone launches will occur later in the quarter than they did last year.”

FY18 Financial Guidance

Note: FY18 has 53 weeks compared to 52 weeks in FY17. The extra week occurs in Q4 FY18.

Best Buy is providing the following full year FY18 financial outlook:

•	Enterprise revenue growth of approximately 1.5% on a 53-week basis

•	Enterprise non-GAAP operating income growth rate in the low single digits on a 53-week basis[4]

•	Enterprise revenue approximately flat on a 52-week basis

•	Enterprise non-GAAP operating income approximately flat on a 52-week basis[4]

•	Enterprise non-GAAP effective income tax rate of approximately 36.5%[4]

Best Buy is providing the following Q1 FY18 financial outlook:

•	Enterprise revenue in the range of $8.2 billion to $8.3 billion

•	Enterprise comparable sales change in the range of (1.0%) to (2.0%)

•	Domestic comparable sales change in the range of (1.5%) to (2.5%)

•	International comparable sales change in the range of flat to 3.0%

•	Non-GAAP effective income tax rate of 38.0% to 38.5%[4]

•	Diluted weighted average share count of approximately 313 million

•	Non-GAAP diluted EPS of $0.35 to $0.40[4]

(Editor’s Note: Best Buy Co., Inc. this morning issued a separate press release updating the company’s plan to return capital to shareholders.)

Domestic Segment Fourth Quarter Results

Domestic Revenue
Domestic revenue of $12.3 billion decreased 1.4% versus last year driven by a comparable sales decline of 0.9% and the loss of revenue from 11 large format and 31 Best Buy Mobile store closures. Industry revenue in the NPD-tracked categories declined 2.8%.2

From a merchandising perspective, comparable sales growth in connected home, computing, headphones and home theater was more than offset by declines in gaming, tablets, health & wearables and mobile phones.

Domestic online revenue of $2.3 billion increased 17.5% on a comparable basis primarily due to increased traffic and higher conversion rates. As a percentage of total Domestic revenue, online revenue increased 300 basis points to 18.6% versus 15.6% last year.

Domestic Gross Profit Rate
Domestic GAAP and non-GAAP gross profit rate was 22.3% versus 21.6% last year. The 70-basis point increase was primarily due to improved margin rates in the computing and home theater categories and the positive impact of decreased sales in the lower-margin categories of gaming and wearables. These rate increases were partially offset by margin pressure in the mobile category and approximately $30 million, or 20 basis points, of net negative impact due to lapping the periodic profit sharing benefit from our services plan portfolio.3

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.94 billion, or 15.7% of revenue, versus $1.98 billion, or 15.8% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.93 billion, or 15.6% of revenue, versus $1.95 billion, or 15.6% of revenue, last year. For both GAAP and non-GAAP SG&A, the decrease was primarily driven by lower variable costs as a result of decreased year-over-year revenue.

International Segment Fourth Quarter Results

International Revenue
International revenue of $1.14 billion increased 2.5% driven primarily by (1) comparable sales growth of 0.9% primarily from our business in Mexico; (2) an approximately 90-basis point periodic profit sharing benefit from our services plan portfolio;3 and (3) approximately 70 basis points of positive foreign currency impact.

International Gross Profit Rate
International gross profit rate was 24.6% versus 22.1% last year. On a non-GAAP basis, gross profit rate was 24.6% versus 21.8% last year. For both the GAAP and non-GAAP gross profit rate, the increase was primarily driven by a higher year-over-year gross profit rate in Canada due to (1) improved margin rates in the computing and home theater categories; (2) an approximately $10 million, or 65-basis point, periodic profit sharing benefit from our services plan portfolio;3 and (3) decreased sales in the lower-margin gaming category.

International SG&A
International GAAP and non-GAAP SG&A expenses were $200 million, or 17.5% of revenue, versus $192 million, or 17.2% of revenue, last year. For both GAAP and non-GAAP SG&A, the increase was primarily driven by slightly higher payroll and benefits and advertising costs.

Share Repurchases and Dividends

During Q4 FY17, the company returned a total of $314 million to shareholders through share repurchases and dividends. On a year-to-date basis, the company has returned a total of $1.25 billion to shareholders through share repurchases and dividends.

On February 25, 2016, the company announced the intent to repurchase $1 billion of its shares over a two-year period. In Q4 FY17, the company repurchased 5.3 million shares for a total of $226 million. For fiscal 2017, the company repurchased 21.0 million shares for a total of $743 million. The company’s cumulative share repurchases, net of dilution from equity based awards, positively benefitted GAAP and non-GAAP diluted EPS by $0.14 in Q4 FY17.

On December 29, 2016, the company paid a quarterly dividend of $0.28 per common share outstanding, or $88 million. For fiscal 2017, the company paid $502 million in regular and special dividends.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on March 1, 2017. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) no longer had a comparable metric through Q3 FY17. From Q1 FY16 through Q3 FY17 Enterprise comparable sales were equal to Domestic comparable sales.

Beginning in Q4 FY17, the company resumed reporting International comparable sales as revenue in the International segment was once again deemed to be comparable and, as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales. However, the company is not providing International comparable sales for the full year FY17 as the calculation would only include comparable revenue from Q4 FY17 and may be misleading in future periods when used for comparison purposes.

Additionally, the company is no longer reporting comparable sales excluding the impact of installment billing as the mix of installment billing plans is comparable on a year-over-year basis.

(2) According to The NPD Group’s Weekly Retail Tracking Service as published February 6, 2017, revenue for the CE (Consumer Electronics) industry declined 2.8% during the 13 weeks ended January 28, 2017 compared to the 13 weeks ended January 30, 2016. The categories tracked by The NPD Group include TVs, desktop and notebook computers, tablets, digital imaging and other categories. Sales of these products represent approximately 65% of Domestic revenue. It does not include mobile phones, appliances, services, gaming, Apple Watch, movies, music or Amazon-branded products.

(3) In Q4 FY17, the Domestic business recorded a periodic profit sharing benefit from its services plan portfolio of $74 million in revenue and gross profit versus a Q4 FY16 benefit of $106 million. The International business recorded a Q4 FY17 benefit to revenue and gross profit of $10 million versus no benefit in Q4 FY16.

(4) A reconciliation of the projected non-GAAP operating income, non-GAAP effective tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; asset impairments, gains and losses; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business, the early retirement of an asset or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, trade restrictions or changes in the costs of imports, competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of announced transactions, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 23, 2016. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Revenue	$13,482	$13,623	$39,403	$39,528
Cost of goods sold	10,452	10,673	29,963	30,334
Restructuring charges - cost of goods sold	—	(1)	—	3
Gross profit	3,030	2,951	9,440	9,191
Gross profit %	22.5%	21.7%	24.0%	23.3%
Selling, general and administrative expenses	2,140	2,167	7,547	7,618
SG&A %	15.9%	15.9%	19.2%	19.3%
Restructuring charges	9	13	39	198
Operating income	881	771	1,854	1,375
Operating income %	6.5%	5.7%	4.7%	3.5%
Other income (expense):
Gain on sale of investments	1	—	3	2
Investment income and other	9	(1)	31	13
Interest expense	(18)	(20)	(72)	(80)
Earnings from continuing operations before income tax expense	873	750	1,816	1,310
Income tax expense	266	273	609	503
Effective tax rate	30.4%	36.4%	33.5%	38.4%
Net earnings from continuing operations	607	477	1,207	807
Gain from discontinued operations, net of tax	—	2	21	90
Net earnings	$607	$479	$1,228	$897

Basic earnings per share
Continuing operations	$1.94	$1.40	$3.79	$2.33
Discontinued operations	—	0.01	0.07	0.26
Basic earnings per share	$1.94	$1.41	$3.86	$2.59

Diluted earnings per share
Continuing operations	$1.91	$1.39	$3.74	$2.30
Discontinued operations	—	0.01	0.07	0.26
Diluted earnings per share	$1.91	$1.40	$3.81	$2.56

Dividends declared per common share	$0.28	$0.23	$1.57	$1.43

Weighted-average common shares outstanding
Basic	313.3	339.3	318.5	346.5
Diluted	318.3	342.3	322.6	350.7

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	January 28, 2017	January 30, 2016
ASSETS
Current assets
Cash and cash equivalents	$2,240	$1,976
Short-term investments	1,681	1,305
Receivables, net	1,347	1,162
Merchandise inventories	4,864	5,051
Other current assets	384	392
Total current assets	10,516	9,886
Property and equipment, net	2,293	2,346
Goodwill	425	425
Other assets	622	831
Non-current assets held for sale	—	31
TOTAL ASSETS	$13,856	$13,519

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,984	$4,450
Unredeemed gift card liabilities	427	409
Deferred revenue	418	357
Accrued compensation and related expenses	358	384
Accrued liabilities	865	802
Accrued income taxes	26	128
Current portion of long-term debt	44	395
Total current liabilities	7,122	6,925
Long-term liabilities	704	877
Long-term debt	1,321	1,339
Equity	4,709	4,378
TOTAL LIABILITIES & EQUITY	$13,856	$13,519

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Twelve Months Ended
	January 28, 2017	January 30, 2016
OPERATING ACTIVITIES
Net earnings	$1,228	$897
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation	654	657
Restructuring charges	39	201
Gain on sale of business, net	—	(99)
Stock-based compensation	108	104
Deferred income taxes	201	49
Other, net	(31)	38
Changes in operating assets and liabilities:
Receivables	(185)	123
Merchandise inventories	193	86
Other assets	10	36
Accounts payable	518	(536)
Other liabilities	23	(140)
Income taxes	(213)	(94)
Total cash provided by operating activities	2,545	1,322

INVESTING ACTIVITIES
Additions to property and equipment	(582)	(649)
Purchases of investments	(3,045)	(2,281)
Sales of investments	2,689	2,427
Proceeds from sale of business, net of cash transferred upon sale	—	103
Proceeds from property disposition	56	—
Change in restricted assets	(8)	(47)
Other, net	3	28
Total cash used in investing activities	(887)	(419)

FINANCING ACTIVITIES
Repurchase of common stock	(698)	(1,000)
Prepaid repurchase of common stock	—	(55)
Issuance of common stock	171	47
Dividends paid	(505)	(499)
Repayments of debt	(394)	(28)
Other, net	22	20
Total cash used in financing activities	(1,404)	(1,515)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	10	(38)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	264	(650)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,976	2,432
CASH AND CASH EQUIVALENTS HELD FOR SALE AT BEGINNING OF PERIOD	—	194
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,240	$1,976
Note: Best Buy defines free cash flow as total cash provided by operating activities less additions to property and equipment. Using this definition, free cash flow for FY17 and FY16 was $1.96 billion and $673 million, respectively.

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Revenue	$12,338	$12,507	$36,248	$36,365
Gross profit	$2,749	$2,704	$8,650	$8,484
SG&A	$1,940	$1,975	$6,855	$6,897
Operating income	$805	$728	$1,764	$1,585

Key Metrics
Comparable sales % change	(0.9)%	(1.7)%	0.2%	0.5%
Comparable online sales % change	17.5%	13.7%	20.8%	13.5%
Gross profit as a % of revenue	22.3%	21.6%	23.9%	23.3%
SG&A as a % of revenue	15.7%	15.8%	18.9%	19.0%
Operating income as a % of revenue	6.5%	5.8%	4.9%	4.4%

Non-GAAP Results
Gross profit	$2,749	$2,704	$8,467	$8,396
Gross profit as a % of revenue	22.3%	21.6%	23.4%	23.1%
SG&A	$1,930	$1,948	$6,809	$6,826
SG&A as a % of revenue	15.6%	15.6%	18.8%	18.8%
Operating income	$819	$756	$1,658	$1,570
Operating income as a % of revenue	6.6%	6.0%	4.6%	4.3%

International Segment Performance Summary	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Revenue	$1,144	$1,116	$3,155	$3,163
Gross profit	$281	$247	$790	$707
SG&A	$200	$192	$692	$721
Operating income (loss)	$76	$43	$90	$(210)

Key Metrics
Comparable sales % change[1]	0.9%	N/A	N/A	N/A
Gross profit as a % of revenue	24.6%	22.1%	25.0%	22.4%
SG&A as a % of revenue	17.5%	17.2%	21.9%	22.8%
Operating income (loss) as a % of revenue	6.6%	3.9%	2.9%	(6.6)%

Non-GAAP Results
Gross profit	$281	$244	$790	$708
Gross profit as a % of revenue	24.6%	21.8%	25.0%	22.4%
SG&A	$200	$192	$689	$712
SG&A as a % of revenue	17.5%	17.2%	21.8%	22.5%
Operating income (loss)	$81	$52	$101	$(4)
Operating income (loss) as a % of revenue	7.1%	4.7%	3.2%	(0.1)%

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) no longer had a comparable metric through Q3 FY17. From Q1 FY16 through Q3 FY17 Enterprise comparable sales were equal to Domestic comparable sales. Beginning in Q4 FY17, the company resumed reporting International comparable sales as revenue in the International segment was once again deemed to be comparable and, as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales. However, the company is not providing International comparable sales for the full year FY17 as the calculation would only include comparable revenue from Q4 FY17 and may be misleading in future periods when used for comparison purposes. Additionally, the company is no longer reporting comparable sales excluding the impact of installment billing as the mix of installment billing plans is comparable on a year-over-year basis.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Consumer Electronics	37%	35%	7.0%	2.7%
Computing and Mobile Phones	42%	43%	(4.4)%	(6.5)%
Entertainment	9%	11%	(18.6)%	0.1%
Appliances	7%	7%	6.4%	12.1%
Services	5%	4%	6.3%	(11.9)%
Other	—%	—%	N/A	N/A
Total	100%	100%	(0.9)%	(1.7)%

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment[1]	January 28, 2017	January 30, 2017	January 28, 2017	January 30, 2016
Consumer Electronics	35%	35%	8.9%	N/A
Computing and Mobile Phones	43%	44%	(4.2)%	N/A
Entertainment	9%	12%	(23.8)%	N/A
Appliances	6%	4%	38.4%	N/A
Services	5%	4%	16.7%	N/A
Other	2%	1%	40.7%	N/A
Total	100%	100%	0.9%	N/A

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) no longer had a comparable metric through Q3 FY17. From Q1 FY16 through Q3 FY17 Enterprise comparable sales were equal to Domestic comparable sales. Beginning in Q4 FY17, the company resumed reporting International comparable sales as revenue in the International segment was once again deemed to be comparable and, as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales. However, the company is not providing International comparable sales for the full year FY17 as the calculation would only include comparable revenue from Q4 FY17 and may be misleading in future periods when used for comparison purposes. Additionally, the company is no longer reporting comparable sales excluding the impact of installment billing as the mix of installment billing plans is comparable on a year-over-year basis.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures from continuing operations calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments, non-restructuring asset impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, effective tax rate, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP effective tax rate, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	January 28, 2017		January 30, 2016
	$	% of Rev.	$	% of Rev.
Domestic - Continuing Operations
SG&A	$1,940	15.7%	$1,975	15.8%
Non-restructuring asset impairments - SG&A	(10)	(0.1)%	(27)	(0.2)%
Non-GAAP SG&A	$1,930	15.6%	$1,948	15.6%

Operating income	$805	6.5%	$728	5.8%
Non-restructuring asset impairments - SG&A	10	0.1%	27	0.2%
Restructuring charges	4	—%	1	—%
Non-GAAP operating income	$819	6.6%	$756	6.0%

International - Continuing Operations
Gross profit	$281	24.6%	$247	22.1%
CRT/LCD settlements[1]	—	—%	(2)	(0.2)%
Restructuring charges - COGS	—	—%	(1)	(0.1)%
Non-GAAP gross profit	$281	24.6%	$244	21.8%

Operating income	$76	6.6%	$43	3.9%
Net CRT/LCD settlements[1]	—	—%	(2)	(0.2)%
Restructuring charges - COGS	—	—%	(1)	(0.1)%
Restructuring charges	5	0.4%	12	1.1%
Non-GAAP operating income	$81	7.1%	$52	4.7%

Consolidated - Continuing Operations
Gross profit	$3,030	22.5%	$2,951	21.7%
CRT/LCD settlements[1]	—	—%	(2)	—%
Restructuring charges - COGS	—	—%	(1)	—%
Non-GAAP gross profit	$3,030	22.5%	$2,948	21.6%

SG&A	$2,140	15.9%	$2,167	15.9%
Non-restructuring asset impairments - SG&A	(10)	(0.1)%	(27)	(0.2)%
Non-GAAP SG&A	$2,130	15.8%	$2,140	15.7%

	Three Months Ended		Three Months Ended
	January 28, 2017		January 30, 2016
	$	% of Rev.	$	% of Rev.
Operating income	$881	6.5%	$771	5.7%
Net CRT/LCD settlements[1]	—	—%	(2)	—%
Restructuring charges - COGS	—	—%	(1)	—%
Non-restructuring asset impairments - SG&A	10	0.1%	27	0.2%
Restructuring charges	9	0.1%	13	0.1%
Non-GAAP operating income	$900	6.7%	$808	5.9%

Income tax expense	$266		$273
Effective tax rate	30.4%		36.4%
Income tax impact of non-GAAP adjustments[2]	5		(3)
Non-GAAP income tax expense	$271		$270
Non-GAAP effective tax rate	30.3%		34.0%

Net earnings	$607		$477
Net CRT/LCD settlements[1]	—		(2)
Restructuring charges - COGS	—		(1)
Non-restructuring asset impairments - SG&A	10		27
Restructuring charges	9		13
Loss on investments, net	—		7
Income tax impact of non-GAAP adjustments[2]	(5)		3
Non-GAAP net earnings	$621		$524

Diluted EPS	$1.91		$1.39
Per share impact of net CRT/LCD settlements[1]	—		(0.01)
Per share impact of restructuring charges - COGS	—		—
Per share impact of non-restructuring asset impairments - SG&A	0.03		0.08
Per share impact of restructuring charges	0.03		0.04
Per share impact of loss on investments, net	—		0.02
Per share income tax impact of non-GAAP adjustments[2]	(0.02)		0.01
Non-GAAP diluted EPS	$1.95		$1.53

	Twelve Months Ended		Twelve Months Ended
	January 28, 2017		January 30, 2016
	$	% of Rev.	$	% of Rev.
Domestic - Continuing Operations
Gross profit	$8,650	23.9%	$8,484	23.3%
CRT/LCD settlements[1]	(183)	(0.5)%	(88)	(0.2)%
Non-GAAP gross profit	$8,467	23.4%	$8,396	23.1%

SG&A	$6,855	18.9%	$6,897	19.0%
CRT/LCD settlement legal fees and costs[1]	(22)	(0.1)%	(13)	—%
Non-restructuring asset impairments - SG&A	(24)	(0.1)%	(58)	(0.2)%
Non-GAAP SG&A	$6,809	18.8%	$6,826	18.8%

Operating income	$1,764	4.9%	$1,585	4.4%
Net CRT/LCD settlements[1]	(161)	(0.4)%	(75)	(0.2)%
Non-restructuring asset impairments - SG&A	24	0.1%	58	0.2%
Restructuring charges	31	0.1%	2	—%
Non-GAAP operating income	$1,658	4.6%	$1,570	4.3%

	Twelve Months Ended		Twelve Months Ended
	January 28, 2017		January 30, 2016
	$	% of Rev.	$	% of Rev.
International - Continuing Operations
Gross profit	$790	25.0%	$707	22.4%
CRT/LCD settlements[1]	—	—%	(2)	(0.1)%
Restructuring charges - COGS	—	—%	3	0.1%
Non-GAAP gross profit	$790	25.0%	$708	22.4%

SG&A	$692	21.9%	$721	22.8%
Other Canadian brand consolidation charges - SG&A3	(1)	—%	(6)	(0.2)%
Non-restructuring asset impairments - SG&A	(2)	(0.1)%	(3)	(0.1)%
Non-GAAP SG&A	$689	21.8%	$712	22.5%

Operating income (loss)	$90	2.9%	$(210)	(6.6)%
Net CRT/LCD settlements[1]	—	—%	(2)	(0.1)%
Restructuring charges - COGS	—	—%	3	0.1%
Other Canadian brand consolidation charges - SG&A3	1	—%	6	0.2%
Non-restructuring asset impairments - SG&A	2	0.1%	3	0.1%
Restructuring charges	8	0.3%	196	6.2%
Non-GAAP operating income (loss)	$101	3.2%	$(4)	(0.1)%

Consolidated - Continuing Operations
Gross profit	$9,440	24.0%	$9,191	23.3%
CRT/LCD settlements[1]	(183)	(0.5)%	(90)	(0.2)%
Restructuring charges - COGS	—	—%	3	—%
Non-GAAP gross profit	$9,257	23.5%	$9,104	23.0%

SG&A	$7,547	19.2%	$7,618	19.3%
CRT/LCD settlement legal fees and costs[1]	(22)	(0.1)%	(13)	—%
Other Canadian brand consolidation charges - SG&A3	(1)	—%	(6)	—%
Non-restructuring asset impairments - SG&A	(26)	(0.1)%	(61)	(0.2)%
Non-GAAP SG&A	$7,498	19.0%	$7,538	19.1%

Operating income	$1,854	4.7%	$1,375	3.5%
Net CRT/LCD settlements[1]	(161)	(0.4)%	(77)	(0.2)%
Restructuring charges - COGS	—	—%	3	—%
Other Canadian brand consolidation charges - SG&A3	1	—%	6	—%
Non-restructuring asset impairments - SG&A	26	0.1%	61	0.2%
Restructuring charges	39	0.1%	198	0.5%
Non-GAAP operating income	$1,759	4.5%	$1,566	4.0%

Income tax expense	$609		$503
Effective tax rate	33.5%		38.4%
Income tax impact of non-GAAP adjustments[2]	(38)		30
Non-GAAP income tax expense	$571		$533
Non-GAAP effective tax rate	33.2%		35.4%

	Twelve Months Ended	Twelve Months Ended
	January 28, 2017	January 30, 2016
	$ % of Rev.	$ % of Rev.
Net earnings	$1,207	$807
Net CRT/LCD settlements[1]	(161)	(77)
Restructuring charges - COGS	—	3
Other Canadian brand consolidation charges - SG&A3	1	6
Non-restructuring asset impairments - SG&A	26	61
Restructuring charges	39	198
(Gain) loss on investments, net	(2)	5
Income tax impact of non-GAAP adjustments[2]	38	(30)
Non-GAAP net earnings	$1,148	$973

Diluted EPS	$3.74	$2.30
Per share impact of net CRT/LCD settlements[1]	(0.50)	(0.22)
Per share impact of restructuring charges - COGS	—	0.01
Per share impact of other Canadian brand consolidation charges - SG&A3	0.01	0.02
Per share impact of non-restructuring asset impairments - SG&A	0.08	0.17
Per share impact of restructuring charges	0.12	0.58
Per share impact of (gain) loss on investments, net	(0.01)	0.01
Per share income tax impact of non-GAAP adjustments[2]	0.12	(0.09)
Non-GAAP diluted EPS	$3.56	$2.78

(1)
Represents cathode ray tube ("CRT") and LCD litigation settlements reached, net of related legal fees and costs. Settlements relate to products purchased and sold in prior fiscal years. Refer to Note 12, Contingencies and Commitments, in the Notes to Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, for additional information.

(2)
Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. The non-GAAP adjustments relate primarily to adjustments in the United States and Canada. As such, the income tax charge is calculated using the statutory tax rates of 38.0% for the United States and 26.4% for Canada, applied to the non-GAAP adjustments of each country, which are detailed in the Domestic and International segment reconciliations above, respectively.

(3)
Represents charges related to the Canadian brand consolidation initiated in Q1 FY16, primarily due to retention bonuses and other store-related costs that were a direct result of the consolidation but did not qualify as restructuring charges.

Return on Assets and Non-GAAP Return on Invested Capital
The following table includes a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")
	January 28, 2017[1]	January 30, 2016[1]
Net earnings including noncontrolling interests	$1,228	$897
Total assets	13,638	13,995
ROA	9.0%	6.4%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")
	January 28, 2017[1]	January 30, 2016[1]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,854	$1,375
Operating income - discontinued operations	27	90
Total operating income	1,881	1,465
Add: Operating lease interest[2]	232	240
Add: Non-GAAP operating income adjustments[3]	(121)	191
Add: Investment income	32	20
Less: Income taxes[4]	(759)	(722)
Non-GAAP NOPAT	$1,265	$1,194

Average Invested Capital
Total assets	$13,638	$13,995
Less: Excess cash[5]	(2,995)	(3,068)
Add: Capitalized operating lease obligations[6]	3,872	3,995
Total liabilities	(9,210)	(9,365)
Exclude: Debt[7]	1,373	1,648
Average invested capital	$6,678	$7,205

Non-GAAP ROIC	18.9%	16.6%

(1)
Income statement accounts represent the activity for the trailing 12-months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income to properly reflect the total interest expense that the company would incur, if its operating leases were capitalized or owned. The add-back is calculated by multiplying the trailing 12-month total rent expense by 30%. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio. Historically, the company has used an add-back multiple of 50%; however, due to changes in the average remaining lease life of the company's operating leases, the company has lowered its multiple. The prior period calculations have been updated to reflect the updated multiple.

(3)
Includes continuing operations adjustments for net CRT/LCD settlements, restructuring charges, other Canada brand consolidation charges in SG&A and non-restructuring asset impairments in SG&A and a discontinued operations adjustment for a gain on a property sale. Additional details regarding the non-GAAP operating income from continuing operations adjustments are included in the "Reconciliation of Non-GAAP Financial Measures" schedule. For additional details on the operating income from discontinued operations adjustment, refer to Note 2, Discontinued Operations, in the Notes to Consolidated Financial Statements included in the company’s Form 10-Q for the fiscal quarter ended October 29, 2016.

(4)
Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which is primarily made up of a 38.0% rate in the United States and a 26.4% rate in Canada.

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Capitalized operating lease obligations represent the estimated assets that the company would record, if the company's operating leases were capitalized or owned. The obligation is calculated by multiplying the trailing 12-month total rent expense by the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio. Historically, the company has used a capitalized lease obligation multiple of eight; however, due to changes in the average remaining lease life of the company's operating leases, the company has lowered its multiples. The prior period calculations have been updated to reflect the updated multiple.

(7)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.